EXHIBIT 99.1

Hartville Group Announces Termination of Acquisition of Insurance Company and Restatement of Financial Results

NORTH CANTON, Ohio—(BUSINESS WIRE)—March 30, 2005—Hartville Group, Inc. (OTCBB:HTVL) announced that its Board of Directors has decided that pursuing the acquisition of the property and casualty insurance company was no longer in the best interest of shareholders. Consequently, the agreement to acquire the Insurance Company will not proceed and negotiations with the Department of Insurance have ended. The Company is presently negotiating an agreement for termination with the Insurance Department. Previously issued 10-QSBs for June 30, 2004 and September 30, 2004 will be restated to reflect the de-consolidation of the insurance company and will include the Company’s estimate of recoverable costs incurred in connection with the attempted acquisition.

Despite the withdrawal from this acquisition the Company continues to service existing customers and write policies through a large international general insurance and reinsurance group. Management is identifying other potential opportunities which will allow it to take a greater portion of the underwriting profit on future policies and renewals.

The Company also changed its accounting practice with respect to the capitalization of Policy Acquisition Costs and the period over which the deferred costs are amortized. Under its new policy, capitalized costs will be amortized over a three-year minimum expected policy life. The Company previously amortized these costs over a five-year policy life. As a result, previously issued financial statements will be restated to conform to the Company’s current policy.

Although the effects of these changes will be material, the exact amounts of the overall effect on the Company’s financial statements cannot be determined at this time. The Company will file its Form 10-KSB for the fiscal year ended December 31, 2004, along with the restated 10-QSBs within the 15-day extended reporting period as provided by the Securities and Exchange Commission pursuant to Form 12b-25.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in the Company’s Form 10-KSB, Form 8-K and Form 10-QSB reports. The Company undertakes no obligation to update or revise any forward-looking statement.

Contacts

Hayden Communications
Matt Hayden, 843-272-4653